Exhibit 10.1

Form of Employment Agreement

This Employment Agreement (the “Agreement”), dated as of [•], is made by and between Prothena Biosciences Inc, a Delaware corporation (the “Company”), and [•] (“Executive” and, together with the Company, the “Parties”) effective as of [•] (the “Effective Date”).

RECITALS

WHEREAS, the Company desires to assure itself of the continued services of Executive by engaging Executive to perform services under the terms hereof; and

WHEREAS, Executive desires to continue to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Certain Definitions.

Capitalized terms not specifically defined in the text of this Agreement shall have the following meanings:

(a)

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(b)	“Board” shall mean the Board of Directors of Parent.

(c)

The Company shall have “Cause” to terminate Executive’s employment hereunder upon: (i) the willful and continued failure to substantially perform Executive’s duties with the Company (other than as a result of physical or mental disability) after a written demand for substantial performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties and that has not been cured within thirty (30) days following receipt by Executive of the written demand; (ii) commission of a felony (other than a traffic-related offense) that in the written determination of the Company is likely to cause or has caused material injury to the Company’s business; (iii) documented intentional misrepresentation or omission of material fact with respect to a significant matter relating to the Company’s business; or (iv) material breach of any agreement by and between Executive and the Company, which material breach has not been cured within thirty (30) days following receipt by Executive of written notice from the Company identifying such material breach.

(d)

“Change in Control” shall mean (i) the consummation of a merger or consolidation of Parent with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of Parent immediately prior to such merger, consolidation or other reorganization; (ii) the sale, transfer or other disposition of all or substantially all of Parent’s assets; (iii) individuals who as of the date the Board first consists of at least seven members constitute the Board (the “Original Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director of subsequent to the date the Board first consists of at least seven members shall be considered an Original Director if the individual’s election or nomination for election to the Board was approved by a vote of at least a majority of the Original Directors; but, provided further that any such individual whose initial assumption of office is in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation will not be considered an Original Director; (iv) a transaction as a result of which any person or company obtains the ownership directly or indirectly of the shares in Parent carrying more than fifty percent (50%) of the total voting power represented by Parent’s issued share capital in pursuance of a compromise or arrangement sanctioned by the court under Section 453 of the Irish Companies Act 2014, or becomes bound or entitled to acquire ordinary shares in Parent under Section 457 of the Irish Companies Act 2014; (v) any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent, representing at least fifty percent (50%) of the total voting power represented by the Parent’s then outstanding voting securities (e.g., issued shares). The term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of Parent or of any subsidiary of Parent and (B) a company owned directly or indirectly by the shareholders of Parent in substantially the same proportions as their ownership of the shares of Parent.

Notwithstanding the foregoing, in the case of any amounts payable hereunder that constitute deferred compensation subject to Section 409A, the definition of “Change in Control” set forth above shall not apply, and the term “Change in Control” shall instead mean a “change in the ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and the regulations and guidance issued thereunder, but only to the extent this substitute definition is necessary in order for the payments to comply with the requirements prescribed by Section 409A.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)

“Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated due to Executive’s Disability, the date determined pursuant to Section 4(a)(ii) hereof; or (iii) if Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) hereof, either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b) hereof, whichever is earlier.

(g)

“Disability” shall mean Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that (i) can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Board, Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

(h)

Executive shall have “Good Reason” to terminate Executive’s employment hereunder after the occurrence of any of the following without Executive’s written consent: (i) a material diminution in Executive’s base salary or target annual bonus; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a change in the geographic location at which Executive must perform Executive’s services that increases Executive’s one-way commute by more than thirty (30) miles; or (iv) a material breach of this Agreement by the Company. Notwithstanding the foregoing, Executive shall not have “Good Reason” unless the condition giving rise to Executive’s resignation continues more than thirty (30) days following Executive’s written notice of the condition provided to the Company within ninety (90) days of the first occurrence of such condition and Executive’s resignation is effective within one hundred eighty (180) days following the first occurrence of such condition.

(i)	“Parent” shall mean Prothena Corporation plc.

(j)

“Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(k)

“Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof.

2.	Employment.

(a)

General. The Company shall continue to employ Executive and Executive shall continue in the employ of the Company, for the period and in the position set forth in this Section 2, and upon the other terms and conditions herein provided.

(b)

Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and shall continue until Executive’s employment is terminated as provided in Section 4 below. Executive’s employment with the Company shall be “at will,” meaning that Executive’s employment may be terminated by the Company or by Executive at any time and for any reason, subject to the terms of this Agreement.

(c)

Position and Duties. During the Term, Executive: (i) shall serve as the [Title] of Parent, with responsibilities, duties and authority customary for such position or reasonably assigned by the Board; (ii) shall report directly to the [Title of Reporting Person]; (iii) shall devote substantially all of Executive’s working time and efforts to the business and affairs of Parent, the Company and its subsidiaries; and (iv) agrees to observe and comply with the rules and policies of Parent and the Company as adopted by Parent and the Company from time to time. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under Parent’s or the Company’s conflict of interest policies. Executive cannot serve on the board of directors of a private or publicly traded company without the Board’s prior written consent.

3.	Compensation and Related Matters.

(a)

Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of [•] ($[•]) per annum (the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices and procedures of the Company.

(b)

Annual Target Bonus. With respect to each calendar year that ends during the Term, Executive will be eligible to receive an annual performance bonus, with [•] percent ([•]%) of Annual Base Salary (the “Annual Target Bonus”) being payable in the event the performance goals with respect thereto are achieved at target. The amount of any Annual Target Bonus for which Executive is eligible shall be reviewed by the Board from time to time. The Annual Target Bonus shall be payable on such date as is determined by the Board in its sole discretion as soon as reasonably practicable after the final audited financial performance information for the Company is available for the calendar year with respect to which such Annual Target Bonus relates. Notwithstanding any other provision of this Section 3, except as otherwise determined by the Board, no bonus shall be payable with respect to any calendar year unless Executive remains continuously employed through the date of payment of such bonus. Any Annual Target Bonus earned by Executive pursuant to this section shall be paid to Executive, less authorized deductions and required withholding obligations, not later than March 15 of the year following the end of the calendar year to which the bonus relates.

(c)	Equity Awards. Executive shall be eligible to be granted stock options and other equity incentive awards as determined by the Board in its sole discretion.

(d)

Benefits. During the Term, Executive may participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its employees and executives, pursuant to the terms and eligibility requirements of those plans.

(e)

Vacation / Floating Holidays. During the Term, Executive shall be entitled to paid vacation/floating holidays in accordance with the Company’s vacation/floating holiday policy, as it may be amended from time to time. Any vacation/floating holiday time shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f)

Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures.

4.	Termination.

(a)	Circumstances. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(i)	Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)

Disability. If Executive incurs a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment. In that event, Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by Executive or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, Executive shall not have returned to full-time performance of Executive’s duties hereunder.

(iii)	Termination for Cause. The Company may terminate Executive’s employment for Cause at any time, subject to compliance with the provisions of the definition of Cause.

(iv)	Termination Without Cause. The Company may terminate Executive’s employment without Cause at any time.

(v)	Resignation for Good Reason. Executive may resign from Executive’s employment for Good Reason at any time, subject to compliance with the provisions of the definition of Good Reason.

(vi)	Resignation for Any Other Reason. Executive may resign from Executive’s employment without Good Reason at any time.

(b)

Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated (other than in the case of terminations pursuant to paragraphs (a)(i), (a)(iv) and (a)(vi)), and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date such notice is received by the Company (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion.

(c)

Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates. Notwithstanding the foregoing, in the event that, following Executive’s termination of employment, Executive continues to provide services to the Company as a consultant or member of the Board, Executive may continue to serve in such offices and directorships as then mutually agreed upon between Executive and the Company.

5.	Company Obligations upon Termination of Employment.

(a)

In General. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate) shall be entitled to receive: (i) any portion of Executive’s Annual Base Salary earned through the Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(f) above, (iii) any accrued but unused vacation and/or floating holidays owed to Executive pursuant to Section 3(e) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise set forth in Sections 5(b), (c) and (d) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b)

Severance Payments Not In Connection With a Change in Control. In the event of Executive’s termination of employment by the Company without Cause or by Executive for Good Reason, in each case, that occurs outside of the twenty-four (24) month period commencing on the consummation of a Change in Control pursuant to Section 4(a)(iv) or 4(a)(v) hereof, in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Sections 10 and 5(d) hereof and subject to Executive’s delivery (or delivery by Executive’s estate) to the Company of a separation and general release of claims agreement utilizing the Company’s customary form of release (with such changes as may be necessary or advisable to comply with applicable law, the “Release”) that becomes effective and irrevocable accordance with Section 11(d) hereof:

(i)

Pay to Executive in a lump sum cash payment an amount equal to [•] percent ([•]%) of Executive’s Annual Base Salary as of the Date of Termination, such payment to be made on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 11(d) hereof;

(ii)

Pay to Executive [•] percent ([•]%) of the Annual Target Bonus in a lump sum cash payment, such payment to be made on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 11(d) hereof;

(iii)

Each outstanding equity award granted on or after the date this Employment Agreement is entered into, including, without limitation, each stock option, restricted stock award and restricted stock unit, held by Executive shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to that number of shares that would have vested had Executive continued employment for the [•] ([•]) month period immediately following the Date of Termination (with any stock options remaining outstanding for a period of [•] ([•]) months following such termination (or until the expiration of the maximum term of the option, if earlier) and treating any performance vesting award as time vesting ratably over the applicable performance period at the target level of performance); provided, however, that in the event more favorable vesting acceleration is provided in an agreement evidencing an equity award, such more favorable vesting shall apply pursuant to the terms and conditions of such agreement;

(iv)

If Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the portion of the COBRA premiums for Executive and Executive’s covered dependents that exceeds the amount of such premium an active employee would be required to pay during the period commencing on Executive’s termination of employment and ending upon the earliest of (X) the [•] ([•]) month anniversary of the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents, as applicable, become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Notwithstanding the preceding sentence, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s and Executive’s covered dependents’ group insurance coverage as in effect on the Date of Termination (which amount shall be based on the premiums for the first month of COBRA coverage); and

(v)

If Executive commences a career transition assistance program sponsored or arranged for by the Company within sixty (60) days following the Date of Termination, the Company shall pay for such program for a period of [•] ([•]) months.

(c)

Severance Payments In Connection with a Change in Control. In the event of Executive’s termination of employment by the Company without Cause, by Executive for Good Reason in each case, that occurs within the [•] ([•]) month period commencing on the consummation of a Change in Control pursuant to Section 4(a)(iv) or 4(a)(v) hereof, respectively, in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Sections 10 and 5(d) hereof and subject to Executive’s delivery (or delivery by Executive’s estate) to the Company of a Release that becomes effective and irrevocable accordance with Section 11(d) hereof:

(i)

Pay to Executive in a lump sum cash payment an amount equal to [•] percent ([•]%) of Executive’s Annual Base Salary, such payment to be made on the first regular payroll date following the date the Release becomes effective and irrevocable or as otherwise provided in Section 11(d) hereof;

(ii)

Pay to Executive [•] percent ([•]%) of Executive’s Annual Target Bonus in a lump sum cash payment, such payment to be made on the first regular payroll date following the date the Release becomes irrevocable or as otherwise provided in Section 11(d) hereof;

(iii)

Each outstanding equity award, including, without limitation, each stock option, restricted stock award and restricted stock unit, held by Executive shall automatically become vested and, if applicable, exercisable and any restrictions thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then unvested shares subject to such equity award (with any stock options remaining outstanding for a period of [•] ([•])months following such termination (or until the expiration of the maximum term of the option, if earlier) and vesting any performance vesting award at the target level of performance);

(iv)

If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the portion of the COBRA premiums for Executive and Executive’s covered dependents that exceeds the amount of such premium an active employee would be required to pay during the period commencing on Executive’s termination of employment and ending upon the earliest of (X) the [•] ([•]) month anniversary of the Date of Termination, (Y) the date that Executive and/or Executive’s covered dependents, as applicable, become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Notwithstanding the preceding sentence, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s and Executive’s covered dependents’ group insurance coverage as in effect on the Date of Termination (which amount shall be based on the premiums for the first month of COBRA coverage); and

(v)

If Executive commences a career transition assistance program sponsored or arranged for by the Company within sixty (60) days following the Date of Termination, the Company shall pay for such program for a period of [•] ([•]) months.

(d)

Termination in Contemplation of Change in Control. Notwithstanding anything to the contrary in Section 5(b) or 5(c), in the event Executive is terminated by the Company without Cause or resigns for Good Reason and the event giving rise to such termination or resignation occurs at the direction of a person or entity that has entered into an agreement with the Company that contemplates a transaction that, if consummated, would constitute a Change in Control, then for all purposes hereunder, including Section 5(b) and 5(c), such termination or resignation shall be deemed to have occurred within the [•] ([•]) month period immediately following a Change in Control and Executive shall be entitled to the benefits set forth in Section 5(c) with such benefits to be paid, or commence being paid, upon the Date of Termination, but otherwise subject to the terms and conditions of Section 5(c).

(e)

No Other Severance. The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

(f)

No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment and the expiration or termination of the Term shall not impair the rights or obligations of any party hereto.

6.	Restrictive Covenants.

(a)	Affiliates. As used in this Section 6, the term “Company” shall include the Company and any Affiliate of the Company.

(b)

Confidential Information Agreement. Executive shall continue to abide by the Company’s standard Employee Proprietary Information and Invention Assignment Agreement (the “Confidential Information Agreement”).

(c)

Non-Competition. Without limiting the Confidential Information Agreement and Executive’s obligations under applicable law, Executive hereby agrees that Executive shall not, at any time during the Term, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on Executive’s own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity in the United States (i) that is in direct or indirect competition with the business of the Company, or (ii) which the Company has taken active steps to engage in or acquire, but only if Executive directly or indirectly engages in, has any interest in (including, without limitation, through the investment of capital or lending of money or property), or manages, operates or otherwise renders any services in connection with, such business or activity (whether on Executive’s own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity). Notwithstanding the foregoing, Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than one percent (1%) of the outstanding interest in such business.

(d)

Non-Solicitation. Without limiting the Confidential Information Agreement and Executive’s obligations under applicable law, Executive hereby agrees that Executive shall not, at any time during the Term or within the one (1) year period immediately following the Date of Termination, directly or indirectly, either for Executive’s self or on behalf of any other Person, recruit or otherwise solicit or induce any employee or consultant of the Company to terminate its employment or engagement with the Company, or otherwise change its relationship with the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from directly or indirectly hiring any individual who submits a resume or otherwise applies for a position in response to a publicly posted job announcement that is not directed at employees or consultants of the Company or otherwise applies for employment with any Person with whom Executive may be associated absent any violation of Executive’s obligations pursuant to this Section 6(d).

(e)

Non-Disclosure. Without limiting the Confidential Information Agreement and Executive’s obligations under applicable law, except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder or in accordance with Section 6(g) below, Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The Parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(f)

Return of Company Property. Upon termination of Executive’s employment with the Company for any reason or upon the Company’s request at any time, Executive will (i) promptly deliver to the Company (x) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or materials that constitute or contain Proprietary Information, including all physical and digital copies thereof, and (y) all other Company property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in Executive’s possession, custody or control; (ii) solely upon the Company’s request, delete or destroy all copies of any such documents and materials not returned to the Company that remain in Executive’s possession or control, including any such documents or materials stored on any personal devices, networks, storage locations or media in Executive’s possession or control; and (iii) notify and cooperate with the Company regarding the return or destruction of any such property, documents or materials. Executive will promptly provide any personal devices that may contain any Proprietary Information to the Company for reasonable inspection and removal of such Proprietary Information.

(g)

Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between Executive, on the one hand, and the Company, on the other, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement between Executive, on the one hand, and the Company, on the other, will be construed to prohibit Executive from (I) voluntarily communicating with an attorney retained by Executive;

(II) voluntarily communicating with, including for purposes of filing a charge or complaint with, reporting possible violations to, or participating in or cooperating with any investigation or proceeding by, any federal, state or local governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission (“SEC”), any self-regulatory organization, Congress, or any agency Inspector General; (III) seeking or recovering an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 or any other whistleblower award; (IV) disclosing any information to a court or other administrative or legislative body in response to a subpoena, court order or written request directed to Executive in Executive’s individual capacity; or (V) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures.

(h)

Disclosure of Agreements. Prior to accepting other employment or any other service relationship during the Term or the one (1) year period immediately following the Term, Executive shall provide a copy of this Section 6 and the Confidential Information Agreement to any recruiter who assists Executive in obtaining other employment or any other service relationship and to any employer or other Person with which Executive discusses potential employment or any other service relationship.

(i)

Independence of Obligations. The covenants set forth in this Section 6 are in addition to, and do not supersede, any similar covenants or obligations set forth in any other agreement between Executive, on the one hand, and the Company, on the other. Each of Executive’s covenants set forth in this Section 6 shall be construed as a covenant independent of any other covenant or provision of this Agreement or any other agreement between Executive, on the one hand, and the Company, on the other, and the existence of any claim or cause of action by Executive against the Company, whether predicated on a covenant or provision of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s covenants set forth in this Section 6 or any other agreement.

(j)

Revision. In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Executive of the provisions of this Section 6 shall toll the running of any time periods set forth in this Section 6 for the duration of any such breach or violation.

7.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Section 6 above will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Section 6 above, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

8.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of Parent or the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of Parent, the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

9.	Miscellaneous Provisions.

(a)

Defense of Claims. Executive agrees that, during the Term and for a period of twenty-four (24) months after the Date of Termination, upon request from the Company, Executive will cooperate with the Company and its Affiliates in the defense of any claims or actions that may be made by or against the Company or any of its Affiliates which relate to events during Executive’s employment hereunder of which Executive has knowledge, except if Executive’s reasonable interests are adverse to the Company or Affiliates in such claim or action or if Executive is otherwise exercising protected rights under Section 6(g) or applicable law. The Company agrees to promptly pay or reimburse Executive upon demand for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 9(a). In addition, if the cumulative service required of Executive under this Section 9(a) exceeds 15 hours, the Company shall pay Executive an hourly rate for any additional services to be provided under this Section 9(a), such hourly rate to be not less than Executive’s annual base salary as of immediately prior to Executive’s termination of employment divided by 2,080.

(b)

Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(c)

Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)	If to the Company:

Prothena Biosciences Inc

1800 Sierra Point Parkway

Brisbane, California 94005

Attn: Chief Legal Officer

(ii)	If to Executive, at the address set forth on the signature page hereto or at any other address as any Party shall have specified by notice in writing to the other Party.

(d)

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)

Entire Agreement. The terms of this Agreement, collectively with the Confidential Information Agreement [and each equity award held by Executive], are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)

Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)

Forum. Any suit brought hereon shall be brought in the state or federal courts sitting in San Francisco County, California, and the Parties hereby waive any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(h)

Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(i)

Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

10.	Golden Parachute Excise Tax.

(a)

Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (l) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (1) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro

Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(b)

Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 10(a) above. If the firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within fifteen (15) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

11.	Section 409A.

(a)

General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)

Separation from Service. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Sections 5(b), 5(c) and 5(d) above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); and (ii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)

Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d)

Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release, (i) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where the Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 11(d), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 11(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 11(d)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

12.	Employee Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

PROTHENA BIOSCIENCES INC

By:
Name:
Title:

EXECUTIVE

Address: